                                                                     Exhibit 2.1


                                                                  EXECUTION COPY



                          AGREEMENT AND PLAN OF MERGER

                          Dated as of October 24, 2002

                                      Among

                          APPLE HOSPITALITY TWO, INC.,



                               APPLE SUITES, INC.,

                                       and

                         HOSPITALITY ACQUISITION COMPANY

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                                TABLE OF CONTENTS

ARTICLE I                                                                                                        1

  SECTION 1.1     The Merger                                                                                     1
  SECTION 1.2     Closing                                                                                        1
  SECTION 1.3     Effective Time                                                                                 2
  SECTION 1.4     Effects of the Merger                                                                          2
  SECTION 1.5     Articles and By-Laws                                                                           2
  SECTION 1.6     Status of Acquisition Sub                                                                      2
  SECTION 1.7     Extra-Ordinary Dividend for Company Common Shares                                              2

ARTICLE II                                                                                                       2

  SECTION 2.1     Effect on Capital Stock                                                                        3
  SECTION 2.2     Cash Election Procedure                                                                        3
  SECTION 2.3     Payment of Cash Consideration; Proration                                                       4
  SECTION 2.4     Exchange Procedures                                                                            5

ARTICLE III                                                                                                      7

  SECTION 3.1     Representations and Warranties of Suites                                                       7
  SECTION 3.2     Representations and Warranties of the Company                                                 15

ARTICLE IV                                                                                                      23

  SECTION 4.1     Conduct of Business by Suites                                                                 23
  SECTION 4.2     Conduct of Business by the Company                                                            24
  SECTION 4.3     Other Actions                                                                                 26

ARTICLE V                                                                                                       26

  SECTION 5.1     Preparation of the Registration Statement and the Proxy Statement; Shareholders Meetings      26
  SECTION 5.2     Access to Information; Confidentiality                                                        27
  SECTION 5.3     Best Efforts; Notification                                                                    28
  SECTION 5.4     Affiliates                                                                                    29
  SECTION 5.5     Tax Treatment                                                                                 30
  SECTION 5.6     No Solicitation of Transactions                                                               30
  SECTION 5.7     Public Announcements                                                                          31
  SECTION 5.8     Transfer and Gains Taxes                                                                      31
  SECTION 5.9     Employee Matters                                                                              32
  SECTION 5.10    Indemnification                                                                               32
  SECTION 5.11    Comfort Letter                                                                                33
  SECTION 5.12    Efforts to Fulfill Conditions                                                                 33
  SECTION 5.13    Cooperation of the Parties                                                                    33
  SECTION 5.14    No Recommendation to Shareholders                                                             33

ARTICLE VI                                                                                                      33

  SECTION 6.1     Conditions to Each Party's Obligation to Effect the Merger                                    33
  SECTION 6.2     Conditions to Obligations of the Company                                                      34
  SECTION 6.3     Conditions to Obligation of Suites                                                            35

ARTICLE VII                                                                                                     36

  SECTION 7.1     Suites Board Actions                                                                          36
  SECTION 7.2     Company Board Actions                                                                         36

ARTICLE VIII                                                                                                    36

  SECTION 8.1     Termination                                                                                   37
  SECTION 8.2     Expenses                                                                                      38

  SECTION 8.3     Effect of Termination                                    39
  SECTION 8.4     Amendment                                                39
  SECTION 8.5     Extension; Waiver                                        39

ARTICLE IX                                                                 39

  SECTION 9.1     Nonsurvival of Representations and Warranties            39
  SECTION 9.2     Notices                                                  39
  SECTION 9.3     Interpretation                                           41
  SECTION 9.4     Counterparts                                             41
  SECTION 9.5     Entire Agreement; No Third-Party Beneficiaries           41
  SECTION 9.6     Governing Law                                            41
  SECTION 9.7     Assignment                                               41
  SECTION 9.8     Enforcement                                              41
  SECTION 9.9     Incorporation                                            42
  SECTION 9.10    Non-Recourse                                             42

ARTICLE X                                                                  42

  SECTION 10.1    Certain Definitions                                      42

         AGREEMENT AND PLAN OF MERGER (the "Agreement"), dated as of October 24, 2002, among APPLE HOSPITALITY TWO, INC., a Virginia corporation (the "Company"), APPLE SUITES, INC., a Virginia corporation ("Suites"), and HOSPITALITY ACQUISITION COMPANY, a Virginia corporation ("Acquisition Sub").

                                    RECITALS

              (a) The Boards of Directors of the Company and Suites have determined that it is advisable and in the best interest of their respective companies and their shareholders to consummate the strategic business combination involving Suites and the Company described herein, pursuant to which Suites will merge with Acquisition Sub and Acquisition Sub will be the surviving corporation in such merger (the "Merger") and each issued and outstanding common share, no par value, of Suites (the "Suites Common Shares") will be converted into the right to receive the Common Shares Consideration (as defined below) and each issued and outstanding Class B Convertible Share, no par value, of Suites (the "Suites Class B Convertible Shares") will be converted into the right to receive the Class B Consideration (as defined below); and

              (b) For federal income tax purposes, it is intended that the Merger qualify as a tax-free reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and that this Agreement constitutes a plan of reorganization under Section 368 of the Code; and

              (c) Certain terms used herein shall have the meanings assigned to them in Article X.

         NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   The Merger

         SECTION 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Virginia Stock Corporation Act (the "VSCA"), Suites shall be merged with Acquisition Sub at the Effective Time (as defined herein) in accordance with this Agreement and a Plan of Merger (the "Plan of Merger") reflecting the terms of, and consistent with, this Agreement, and in a form required by the VSCA, with such completions, additions and substitutions conforming to the terms of this Agreement as the parties shall approve, such approval to be conclusively evidenced by their causing the Plan of Merger containing such completions, additions or substitutions to be filed in accordance with law. Following the Merger, the separate corporate existence of Suites shall cease and Acquisition Sub shall continue as the surviving corporation and shall succeed to and assume all the rights and obligations of Suites in accordance with the VSCA.

         SECTION 1.2 Closing. The closing of the Merger will take place at a mutually agreeable time and place and on a date to be specified by the parties, which (subject to satisfaction or waiver of the conditions set forth in Sections
6.2 and 6.3) shall be no later than the second business day after satisfaction or waiver of the conditions set forth in Section
6.1 (the "Closing Date").

         SECTION 1.3 Effective Time. As soon as practicable following the satisfaction or waiver of the conditions set forth in Article VI, the parties shall file the articles of merger or other appropriate documents for the Merger (the "Articles of Merger") executed in accordance with Section 13.1-720 of the VSCA and shall make all other filings or recordings required under the VSCA to effect the Merger. The Merger shall become effective at such time as the Articles of Merger have been duly filed with the State Corporation Commission of the Commonwealth of Virginia, or at such later time as the Company and Suites shall specify in the Articles of Merger (the time and the day the Merger becomes effective being, respectively, the "Effective Time" and the "Effective Day"), it being understood that the parties shall cause the Effective Time to occur on the Closing Date.

         SECTION 1.4 Effects of the Merger. The Merger shall have the effects set forth in the VSCA.

         SECTION 1.5 Articles and By-Laws. On the Closing Date, the Articles of Incorporation and By-Laws of Acquisition Sub and the Articles of Incorporation of the Company (the "Company Charter") and the By-Laws of the Company (the "Company By-Laws"), in each case as in effect immediately prior to the Effective Time, shall not be affected by the Merger. At the Effective Time, the name of Acquisition Sub shall be changed to "Apple Suites, Inc." and the parties shall include the appropriate documentation in the Articles of Merger to make such name change effective.

         SECTION 1.6 Status of Acquisition Sub. It is understood that Acquisition Sub will elect to be taxed as a REIT (as defined herein) under the Code and that in order to satisfy certain share ownership requirements imposed upon REITs by the Code, up to 0.01% of the outstanding common shares of Acquisition Sub may be owned by Persons other than the Company, and the balance of such common shares shall be owned by the Company.

         SECTION 1.7 Extra-Ordinary Dividend for Company Common Shares. The Company shall declare and set aside, prior to the Effective Time, and pay, following the Effective Time, to the holders of Common Shares, no par value, of the Company ("Company Common Shares") a one-time extra-ordinary dividend (the "Company Extra-Ordinary Dividend"). The Company Extra-Ordinary Dividend shall consist of an aggregate payment of $15,000,000 which is divided equally among the outstanding Company Common Shares as of the record date of the Company Common Shareholders Meeting (as defined herein) or such other record date that the Board of Directors of the Company shall declare as long as such record date is prior to the Effective Time and is contingent on the Merger becoming effective. In addition, the record date for the Company Extra-Ordinary Dividend shall be prior to any conversion of the Company Series B Shares (as defined herein).

                                   ARTICLE II

                Effect of the Merger on the Capital Stock of the
                            Constituent Corporations


         SECTION 2.1 Effect on Capital Stock. By virtue of the Merger and without any action on the part of the holder of any Suites Common Shares:

              (a) At the Effective Time, each issued and outstanding Suites Common Share shall be converted (the "Exchange Ratio") into the right to receive from the Company one unit (a "Unit") consisting of one common share, no par value, of the Company and one Series A Preferred Share, no par value, of the Company (the "Stock Consideration") or at the election of the holder pursuant to
Section 2.2 and subject to the limitations set forth in Section 2.3, $10.00 in cash per share without any interest thereon (the "Cash Consideration" and, together with the Stock Consideration, the "Common Shares Consideration").

              (b) At the Effective Time, each issued and outstanding Suites Class B Convertible Share shall be converted into the right to receive from the Company two Units (the "Class B Consideration" and, together with the Common Shares Consideration, the "Merger Consideration").

              (c) At the Effective Time, all such Suites Common Shares and Suites Class B Convertible Shares shall no longer be outstanding and shall automatically be cancelled and retired.

         SECTION 2.2 Cash Election Procedure. Each holder (or beneficial owner through appropriate and customary documentation and instructions) of outstanding Suites Common Shares shall have the right to submit a request specifying that such holder desires all such holder's Suites Common Shares to be converted into the right to receive Cash Consideration in the Merger instead of the Stock Consideration in accordance with the following procedure:

              (a) Subject to Section 2.3, each such holder of Suites Common Shares may specify in a request made in accordance with the provisions of this
Section 2.2 that all such holder's Suites Common Shares be converted into the right to receive the Cash Consideration in the Merger (a "Cash Election").

              (b) An election form and other appropriate and customary transmittal materials in such form as the Company and Suites shall mutually agree (the "Election Form") shall be mailed thirty days prior to the anticipated Effective Time or on such other date as the Company and Suites shall mutually agree (the "Mailing Date") to each holder of record of Suites Common Shares not more than five business days prior to the Mailing Date.

              (c) Any Cash Election shall have been made properly only if the Exchange Agent shall have received, by 5:00 p.m. local time at its principal office on the second business day prior to the anticipated Effective Time (or such other time and date as the Company and Suites shall mutually agree) (the "Election Deadline"), an Election Form properly completed and signed.

              (d) Any holder of Suites Common Shares may at any time prior to the Election Deadline revoke or change his or her Cash Election by written notice received by the Exchange Agent prior to the Election Deadline accompanied by a properly completed and signed, revised Election Form. All Cash Elections shall be revoked automatically if the Exchange Agent is notified in writing by the Company or Suites that this Agreement has been terminated. The Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of the Exchange Agent regarding such matters shall be binding and conclusive. The Exchange Agent shall be under no obligation to notify any person of any defect in an Election Form.

              (e) Within two business days after the Election Deadline, unless the Effective Time has not yet occurred, in which case within one business day prior to the Effective Time, the Company shall cause the Exchange Agent to effect the allocation among the holders of Suites Common Stock of rights to receive Cash Consideration in the Merger in accordance with Sections 2.3 and 2.4.

              (f) Holders of Suites Common Shares not properly making a Cash Election shall only receive the Stock Consideration.

         SECTION 2.3 Payment of Cash Consideration; Proration. The manner in which each outstanding Suites Common Share as to which a Cash Election has been made shall be converted into the right to receive the Cash Consideration at the Effective Time shall be as set forth in this Section 2.3.

              (a) As is more fully set forth below, the aggregate number of outstanding Suites Common Shares (the "Maximum Cash Conversion Number") to be converted into the right to receive the Cash Consideration pursuant to the Merger shall not exceed 2,500,000 or a maximum Cash Consideration of $25,000,000 (the "Maximum Cash Consideration"); provided, however, in the event Cash Elections are received for a number of Suites Common Shares that is greater than 2,500,000, the Company may, in its sole discretion, at any time before the Effective Time, increase the aggregate number of outstanding Suites Common Shares and maximum Cash Consideration for which Cash Elections may be made to an amount not to exceed 3,000,000 Suites Common Shares or $30,000,000, in which event the terms "Maximum Cash Conversion Number" and "Maximum Cash Consideration" shall refer respectively to the number of shares and Cash Consideration as so increased.

              (b) If Cash Elections are received for a number of Suites Common Shares that is equal to or less than the Maximum Cash Conversion Number, each Suites Common Share covered by a Cash Election shall be converted in the Merger into the right to receive the Cash Consideration.

              (c) If Cash Elections are received for a number of Suites Common Shares in the aggregate in excess of the Maximum Cash Conversion Number, then:

                   (i) Subject to the provisions of clause (ii) below, the Exchange Agent will distribute Cash Consideration with respect to the number of such outstanding Suites Common Shares equal to the Maximum Cash Conversion Number of outstanding Suites Common Shares;

                   (ii) The distributions of Cash Consideration in respect of outstanding Suites Common Shares contemplated by the preceding clause (i) shall be made pro rata rounded to the nearest whole share, based on the ratio of the Maximum Cash Consideration to the aggregate amount of cash that would be payable (absent a Maximum Cash Conversion Number) in respect of all outstanding Suites Common Shares for which Cash Elections have been properly made, among all outstanding Suites Common Shares as to which Cash Elections have been properly made; and

                   (iii) Each outstanding Suites Common Share covered by a Cash
                  Election and not converted into the right to receive the Cash Consideration as set forth in clause (i) above shall be converted in the Merger into the right to receive the number of Units equal to the Exchange Ratio.

              (d) If the Exchange Agent shall determine that any Cash Election is not properly made with respect to any outstanding Suites Common Shares, such Cash Election shall be deemed to be not in effect, and the outstanding Suites Common Shares covered by such Cash Election shall, for purposes hereof, be converted into the right to receive the Stock Consideration.

         SECTION 2.4 Exchange Procedures.

              (a) Exchange Agent. Prior to the Effective Time, the Company shall appoint a bank or trust company to act as exchange agent (the "Exchange Agent") for the exchange of the Merger Consideration for the issued and outstanding Suites Common Shares and Suites Class B Convertible Shares.

              (b) Provision of Shares. The Company shall provide to the Exchange Agent on or before the Effective Time, for the benefit of the holders of Suites Common Shares, sufficient Stock Consideration and Cash Consideration to be exchanged for the issued and outstanding Suites Common Shares pursuant to Sections 2.1 and 2.2 and, for the benefit of the holders of Suites Class B Convertible Shares, sufficient Class B Consideration to be exchanged for the issued and outstanding Suites Class B Convertible Shares pursuant to Section 2.1.

              (c) Permitted Investments. The cash portion of the aggregate Merger Consideration shall be invested by the Exchange Agent, as directed by and for the benefit of the Company, provided that such investments shall be limited to direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of principal and interest, commercial paper rated of the highest quality by Moody's Investor Services, Inc. ("Moody's") or Standard & Poor's Ratings Group, a division of McGraw-Hill, Inc. ("S&P"), and certificates of deposit issued by a commercial bank whose long-term debt obligations are rated at least A2 by Moody's or at least A by S&P, in each case having a maturity not in excess of one year.

              (d) Exchange Procedures. As soon as reasonably practicable after the Effective Time and in no event no later than 30 days following the Effective Time, the Exchange Agent shall mail to each holder of record of outstanding Suites Common Shares and Suites Class B Convertible Shares which were converted into the right to receive the Merger Consideration pursuant to Section 2.1 a letter of notification (which shall be in a form and have such other provisions as the Company may reasonably specify) describing the Merger Consideration issued to each such holder as a consequence of the Merger.

              (e) Distributions with Respect to Suites Common Shares. On any regular dividend date and at the Effective Time, Suites may, at the election of its Board of Directors or its Audit Committee, if the Board of Directors or Audit Committee deems such action to be prudent, appropriate or otherwise advisable, declare, set aside and pay to the holders of Suites Common Shares a cash dividend at a rate equal to not more than $.067 per Suites Common Share per month for each month (with a pro rated amount being paid for partial months based on the actual number of days elapsed during the month) between the most recent regular dividend date and the Effective Day.

              (f) No Fractional Shares. No certificates or scrip representing a fractional Company Unit shall be issued, and such fractional share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Company. Each holder of Suites Common Shares who would otherwise be entitled to receive a fractional Company Unit will be entitled to receive from the Exchange Agent in accordance with the provisions of this Section 2.4(f), in lieu thereof, an amount of cash (without interest) equal to the product of such fractional interest multiplied by $10.00.

              (g) No Further Ownership Rights in Suites Common Shares. All Merger Consideration issued upon exchange of Suites Common Shares and Suites Class B Convertible Shares in accordance with the terms of this Article II shall be deemed to have been issued in full satisfaction of all rights pertaining to the Suites Common Shares and Suites Class B Convertible Shares, subject, however, to the obligation of the Company to pay, without interest and not more than 60 days following the Effective Time, any dividends or make any other distributions with a record date prior to the Effective Time which may have been declared or made by Suites on such shares in accordance with the terms of this Agreement or prior to the date of this Agreement and which remain unpaid at the Effective Time and have not been paid prior to such exchange, and there shall be no further registration of transfers on the stock transfer books of Suites of the Suites Common Shares and Suites Class B Convertible Shares which were outstanding immediately prior to the Effective Time.

              (h) No Liability. None of the Company, Acquisition Sub, Suites or the Exchange Agent shall be liable to any person in respect of any Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. Any portion of the Merger Consideration delivered to the Exchange Agent pursuant to this Agreement that remains unclaimed for six months after the Effective Time shall be redelivered by the Exchange Agent to the Company, upon demand, and any holders of Suites Common Shares which have not been exchanged as contemplated by Section 2.3 shall thereafter look only to the Company for delivery of the Merger Consideration, subject to applicable abandoned property, escheat and other similar laws.

              (i) Withholding Rights. The Company or the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of Suites Common Shares such amounts as the Company or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code, or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the Company or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Suites Common Shares, as the case may be, in respect of which such deduction and withholding was made by the Company or the Exchange Agent.

              (j) Dissenting Shares. Notwithstanding anything in this Agreement to the contrary, holders of Suites Common Shares who have properly exercised, perfected and not subsequently withdrawn or lost their dissenters' rights with respect thereto in accordance with Article 15 of the VSCA (the "Dissenting Shares") shall not have any of such shares converted into the right to receive, or become exchangeable for, their applicable portion of the Merger Consideration. The holders of such shares shall be entitled to receive payment of the fair value of such shares in accordance with the provisions of such
Article 15 unless and until such holders fail to perfect or shall have effectively withdrawn or lost their dissenters' rights under Article 15 of the VSCA. If, after the Effective Time, any such holder fails to perfect or shall have effectively withdrawn or lost such right, each of such holder's shares shall thereupon be treated as if it had been converted into the right to receive, and become exchangeable for, at the Effective Time, the applicable portion of the Merger Consideration, without interest thereon, as provided in
Section 2.1 hereof. The Company shall be responsible for all payments to be made under Article 15 in respect of Dissenting Shares.

                                  ARTICLE III

                         Representations and Warranties

         SECTION 3.1 Representations and Warranties of Suites. Suites represents and warrants to the Company as follows:

              (a) Organization, Standing and Corporate Power of Suites. Suites is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. Suites is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of Suites and the Suites Subsidiaries (as defined below) taken as a whole (a "Suites Material Adverse Effect"). As used herein, "Suites Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which Suites (either directly or through or together with another Suites Subsidiary) owns any capital stock or other equity interests of such entity.

              (b) Suites Subsidiaries. Schedule 3.1(b) to the Suites Disclosure Letter (as defined herein) sets forth each Suites Subsidiary and the ownership interest therein of Suites. Except as set forth in Schedule 3.1(b) to the Suites Disclosure Letter, (i) all the outstanding shares of capital stock of each Suites Subsidiary that is a corporation have been validly issued, are fully paid and nonassessable and are owned by Suites, by another Suites Subsidiary or by Suites and another Suites Subsidiary, free and clear of all pledges, claims, liens, charges, encumbrances and security interests of any kind or nature whatsoever (collectively, "Liens") and (ii) all equity interests in each Suites Subsidiary that is a partnership or limited liability company are owned by Suites, by another Suites Subsidiary or by Suites and another Suites Subsidiary, free and clear of all Liens. Each

Suites Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Suites Subsidiary that is a partnership or limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Suites Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a Suites Material Adverse Effect. Except for interests in the Suites Subsidiaries, neither Suites nor any Suites Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

              (c) Capital Structure. The authorized capital stock of Suites consists of 200,000,000 Suites Common Shares and 240,000 Suites Class B Convertible Shares. On the date hereof, (i) 12,666,677 Suites Common Shares and 240,000 Suites Class B Convertible Shares were issued and outstanding, (ii) 786,750 Suites Common Shares were available for issuance under Suites' stock option plans (the "Suites Share Plans"), and (iii) 35,756 Suites Common Shares were reserved for issuance upon exercise of outstanding stock options to purchase Suites Common Shares granted under the Suites Share Plans or otherwise (the "Suites Common Shares Options"). On the date of this Agreement, except as set forth above in this Section 3.1(c), no shares of capital stock or other voting securities of Suites were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of Suites are duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Suites Class B Convertible Shares and the Suites Common Shares Options, (B) as set forth in Schedule 3.1(c) to the Suites Disclosure Letter, and (C) as otherwise permitted under Section 4.1, there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which Suites or any Suites Subsidiary is a party or by which such entity is bound, obligating Suites or any Suites Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of Suites or any Suites Subsidiary or obligating Suites or any Suites Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

              (d) Authority; Noncontravention; Consents. Suites has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the requisite vote of the holders of the Suites Common Shares (the "Suites Common Shareholder Approval"), to consummate the Merger and the other transactions contemplated by this Agreement. The execution and delivery of this Agreement by Suites and the consummation by Suites of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Suites, subject to receipt of the Suites Common Shareholder Approval. This Agreement has been duly executed and delivered by Suites and constitutes valid and binding obligations of Suites, enforceable against Suites in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Except as set forth in Schedule 3.1(d) to the Suites Disclosure Letter, the execution and delivery of this Agreement by Suites do not, and the consummation of the transactions contemplated hereby and compliance by

Suites with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Suites or any Suites Subsidiary under, (i) the charter or by-laws of Suites or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Suites Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to Suites or any Suites Subsidiary or their respective properties or assets or
(iii) subject to the governmental filings and other matters referred to in the following sentence, any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, "Laws") applicable to Suites or any Suites Subsidiary, or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Suites Material Adverse Effect or (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any federal, state or local government or any court, administrative or regulatory agency or commission or other governmental authority or agency (a "Governmental Entity"), is required by or with respect to Suites or any Suites Subsidiary in connection with the execution and delivery of this Agreement by Suites or the consummation by Suites of any of the transactions contemplated hereby and thereby, except for (i) the filing with the Securities and Exchange Commission (the "SEC") of (x) a proxy statement relating to the approval by Suites shareholders of the Merger and the other transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement"), (y) the registration statement on Form S-4 of the Company, of which the Proxy Statement shall be a part (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") relating to the issuance of the Merger Consideration, and (z) such reports under
Section 13(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes (as defined herein), and (iii) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in
Schedule 3.1(d) to the Suites Disclosure Letter or (B) as may be required under federal, state, local or foreign Environmental Laws (as defined herein) or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of the Merger or the other transactions contemplated hereby or otherwise prevent Suites from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Suites Material Adverse Effect.

              (e) SEC Documents; Financial Statements; Undisclosed Liabilities. Suites has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 1999 (the "Suites SEC Documents"). All of the Suites SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Suites SEC Documents. None of the Suites SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Suites SEC Documents. Other than as set forth in
Schedule 3.1(e) to the Suites Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which Suites has received written notice with respect to any Suites report or statement which, if resolved in a manner unfavorable to Suites, could have a Suites Material Adverse Effect. The consolidated financial statements of Suites included in the Suites SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles ("GAAP") (except, in the case of interim financial statements, as permitted by Forms 10-Q or 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of Suites and the Suites Subsidiaries taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Suites has no Suites Subsidiaries which are not consolidated for accounting purposes.

              (f) Absence of Certain Changes or Events. Except as disclosed in the Suites SEC Documents or in Schedule 3.1(f) to the Suites Disclosure Letter, since the date of the most recent financial statements included in the Suites SEC Documents (the "Suites Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (a) of this Section 3.1(f), Suites and the Suites Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any material adverse change in the business, financial condition or results of operations of Suites and the Suites Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in a Suites Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Suites Material Adverse Effect, (b) except for regular quarterly distributions (in the case of Suites) not in excess of $0.201 per Suites Common Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to the Suites Common Shares, (c) any split, combination or reclassification of any Suites Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, shares of its beneficial interest or any issuance of an ownership interest in, any Suites Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Suites Material Adverse Effect, (e) any change in accounting methods, principles or practices by Suites or any Suites Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Suites SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between Suites and any officer or director of Suites.

              (g) Litigation. Except as disclosed in the Suites SEC Documents or in Schedule 3.1(g) to the Suites Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of Suites and the Suites Subsidiaries which is covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of Suites, threatened against or affecting Suites or any Suites Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Suites Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against Suites or any Suites Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.


              (h) Benefit Plans; ERISA Compliance.

                   (i) All employee benefits plans and other benefit arrangements covering employees of Suites and the Suites Subsidiaries is listed in the Suites Disclosure Letter. True and complete copies of the Suites Benefit Plans (as defined herein) have been made available to the Company. Except as disclosed in the Suites SEC Documents or in Schedule 3.1(h)(i) to the Suites Disclosure Letter, since the date of the most recent audited financial statements included in the Suites SEC Documents, there has not been any adoption or amendment in any material respect by Suites or any Suites Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Suites or any Suites Subsidiary or any person affiliated with Suites under Section 414(b), (c), (m) or (o) of the Code (collectively, "Suites Benefit Plans").

                   (ii)  Except as described in the Suites SEC Documents or in
                  Schedule 3.1(h)(ii) to the Suites Disclosure Letter or as would not have a Suites Material Adverse Effect, (A) all Suites Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither Suites nor any Suites Subsidiary has any liabilities or obligations with respect to any such Suites Benefit Plan, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of Suites are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.1(h)(ii) to the Suites Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Suites Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to Suites or the Suites Subsidiaries are the agreement and policies specifically referred to in Schedule 3.1(h)(ii) to the Suites Disclosure Letter.

                   (iii) Except as may be set forth in Schedule 3.1(h)(iii) to the Suites Disclosure Letter, there are no pending or, to the Knowledge of Suites, threatened claims against or otherwise involving any of the Suites Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Suites Benefit Plan activities) has been brought against or with respect to any such Suites Benefit Plan, except for any of the foregoing which would not have a Suites Material Adverse Effect.

                  (i)      Taxes.

          (i) Each of Suites and each Suites Subsidiary has timely filed all material Tax Returns (as defined herein) and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. Suites and each Suites Subsidiary have paid (or Suites has paid on their behalf), within the time and manner prescribed by law, all material Taxes (as defined herein) that are due and payable. As used in this Agreement, "Taxes" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment withholding, property, sales, excise or other tax or governmental charges of any nature whatsoever, together with any penalties, interest or additions thereto and "Tax Return" shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (ii) Suites (A) for all of its taxable years commencing with the year ending December 31, 1999 through the most recent December 31, has been subject to taxation as a real estate investment trust ("REIT") under the Code within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 2002, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to Suites' Knowledge, no such challenge is pending or threatened. Each Suites Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its inception been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

          (iii) Except as may be set forth in Schedule 3.1(i)(iii) to the Suites Disclosure Letter, neither Suites nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it.

     (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in the Suites SEC Documents, or Schedule 3.1(h)(ii) or 3.1(j) to the Suites Disclosure Letter or as otherwise specifically provided for in this Agreement there is no (i) loan outstanding from or to any employee, officer or director of Suites, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of Suites or any Suites Subsidiary, (iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the Merger or any of the other transactions contemplated hereby with respect to any employee, officer or director of Suites or any Suites Subsidiary or (iv) any agreement to appoint or nominate any person as a director of Suites or the Company.

     (k) Brokers; Schedule of Fees and Expenses. No broker, investment banker, financial advisor or other person, other than Wachovia Securities, Inc. ("Wachovia Securities"), the fees and expenses of which, as set forth in a letter agreement between Suites and Wachovia

Securities (a true and complete copy of which has been provided by Suites to the Company), have previously been disclosed to the Company, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of Suites or any Suites Subsidiary.

     (l) Compliance with Laws. Except as disclosed in the Suites SEC Documents and except as set forth in Schedule 3.1(l) to the Suites Disclosure Letter, neither Suites nor any of the Suites Subsidiaries has violated or failed to comply with any statute, law, ordinance, regulation, rule, judgment, decree or order of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Suites Material Adverse Effect.

     (m) Contracts; Debt Instruments. Neither Suites nor any Suites Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease, or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.1(m) to the Suites Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Suites Material Adverse Effect.

     (n) Environmental Matters. Except as disclosed in Schedule 3.1(n) to the Suites Disclosure Letter or in the environmental audits/reports listed therein, each of Suites and each Suites Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law (as defined below) and each of Suites and each Suites Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Law of any Governmental Entity relating to human health, safety or protection of the environment ("Environmental Laws"), except for violations and failures to comply which would not, individually or in the aggregate, have a Suites Material Adverse Effect.

     (o) Suites Properties. Except as listed in Schedule 3.1(o) to the Suites Disclosure Letter or except as listed in the title insurance policies, reports or the surveys, copies of which were made available for review to the Company:
(i) Suites or a Suites Subsidiary owns fee simple title to each of the real properties reflected on the most recent balance sheet of Suites included in the Suites SEC Documents or as identified in Schedule 3.1(o) to the Suites Disclosure Letter (the "Suites Properties"), which are all of the real estate properties owned by them, free and clear of liens, mortgages or deeds of trust, claims against title, charges which are liens, security interests or other encumbrances on title ("Encumbrances"); (ii) the Suites Properties are not subject to any rights of way, written agreements, laws, ordinances and regulations affecting building use or occupancy, or reservations of an interest in title (collectively, "Property Restrictions"), except for (a) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Suites Properties, (b) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the Suites

Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by Suites and the Suites Subsidiaries and which have arisen or been incurred only in its construction or renovation activities or in the ordinary course of business; (iii) valid policies of title insurance have been issued insuring Suites' or a Suites Subsidiary's fee simple title to the Suites Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (iv) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Suites Properties or any agreement, easement or any other right which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Suites Properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Suites Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same;
(v) neither Suites nor a Suites Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Suites Properties issued by any Governmental Entity; (vi) neither Suites nor a Suites Subsidiary has received notice to the effect that there are (a) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Suites Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Suites Properties or by the continued maintenance, operation or use of the parking areas.

     (p) Books and Records.

          (i) The books of account and other financial records of Suites and each Suites Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Suites SEC Documents.

          (ii) Suites has previously delivered or made available to the Company true and correct copies of the charter and by-laws of Suites, as amended to date, and the charter, by-laws, organization documents and partnership agreements of the Suites Subsidiaries, and all amendments thereto. Suites has also delivered to the Company evidence of its director and officer liability insurance policy.

          (iii) The minute books and other records of corporate or partnership proceedings of Suites and each Suites Subsidiary that have previously been made available to the Company, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Board of Directors of Suites and the Suites Subsidiaries which are corporations.

     (q) Opinion of Financial Advisor. Wachovia Securities has delivered its opinion, addressed to the special committee of the Board of Directors of Suites and satisfactory to Suites, with regard to the fairness, from a financial point of view, to the holders of Suites Common Shares (excluding the Company or any affiliate thereof) of the Common Shares Consideration to be paid to such shareholders by the Company pursuant to the Merger. Suites or Wachovia Securities will provide to the Company a photocopy of the written version of the opinion described in this Section 3.1(q) as soon as it is available.

     (r) Registration Statement. The information furnished by Suites to the Company for inclusion in the Registration Statement will not, as of the effective date of the Registration Statement, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading.

     (s) Vote Required. Except as set forth in the following sentence, the only votes of the holders of any class or series of Suites' capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby are the affirmative vote of (i) at least a majority of the outstanding Suites Common Shares and (ii) at least a majority of shares present and voting excluding Suites Common Shares owned by or voted under the control of a Suites director or the Company. By executing this Agreement, Glade M. Knight, Debra A. Jones and Stanley J. Olander, Jr. (the "Additional Signatories") represent that they collectively own all of the outstanding Suites Class B Convertible Shares, and they hereby consent to and approve the Merger, this Agreement and the other transactions contemplated hereby.

     (t) Labor Matters. Neither Suites nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of Suites threatened against Suites or its Subsidiaries relating to their business, except for any such proceeding as would not have a Suites Material Adverse Effect. To the Knowledge of Suites, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of Suites or any of its Subsidiaries.

     (u) Solicitation of Transactions. As of the date of this Agreement, Suites has not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiated or solicited (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Competing Transaction (as defined in Section 5.6), or authorized or permitted any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action.

     SECTION 3.2 Representations and Warranties of the Company. The Company represents and warrants to Suites as follows:

     (a) Organization, Standing and Corporate Power of the Company. The Company is a corporation duly organized and validly existing under the laws of Virginia and has the requisite corporate power and authority to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, would not have a material adverse effect on the business, properties, assets, financial condition or results of operations of the Company and the Company Subsidiaries (as defined below), taken as a whole (a "Company Material Adverse Effect"). As used herein, "Company Subsidiary" shall mean any corporation, partnership, limited liability company, joint venture or other legal entity of which the Company (either directly or through or together with another Company Subsidiary) owns any capital stock or other equity interests of such entity.

     (b) The Company Subsidiaries. Schedule 3.2(b) to the Company Disclosure Letter (as defined herein) sets forth each Company Subsidiary and the ownership interest therein of the Company. Except as set forth in Schedule 3.2(b) to the Company Disclosure Letter, (i) all the outstanding shares of capital stock of each Company Subsidiary that is a corporation have been validly issued and are fully paid and nonassessable and are owned by the Company, by another Company Subsidiary or by the Company and another Company Subsidiary, free and clear of all Liens and (ii) all equity interests in each Company Subsidiary that is a partnership or limited liability company are owned by the Company or by the Company and another Company Subsidiary free and clear of all Liens. Each Company Subsidiary that is a corporation is duly incorporated and validly existing under the laws of its jurisdiction of incorporation and has the requisite corporate power and authority to carry on its business as now being conducted and each Company Subsidiary that is a partnership or limited liability company is duly organized and validly existing under the laws of its jurisdiction of organization and has the requisite power and authority to carry on its business as now being conducted. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification or licensing necessary, other than in such jurisdictions where the failure to be so qualified or licensed individually or in the aggregate, would not have a Company Material Adverse Effect. Except as will be disclosed in the Company Disclosure Letter and except for interests in the Company Subsidiaries, neither the Company nor any Company Subsidiary owns directly or indirectly any interest or investment (whether equity or debt) in any corporation, partnership, joint venture, business, trust or entity (other than investments in short-term investment securities).

     (c) Capital Structure. The authorized capital stock of the Company consists of 200,000,000 Company Common Shares, 200,000,000 Series A Preferred Shares, no par value (the "Company Series A Shares"), 240,000 Series B Preferred Convertible Shares, no par value (the "Company Series B Shares") and 15,000,000 additional Preferred Shares ("Company Additional Preferred Shares"). On the date hereof, (i) 29,320,298 Company Common Shares, 29,320,288 Company Series A Shares, 240,000 Company Series B Shares and no Company Additional Preferred Shares were issued and outstanding, (ii) 1,997,424 Company Common Shares were available for issuance under the Company's stock option plans (the "Company Plans"), and (iii) 42,718 Company Common Shares were reserved for issuance upon exercise of outstanding stock options to purchase Company Common Shares granted under the Company Plans (the "Company Share Options"). On the date of this Agreement, except as set forth in this Section 3.2(c), no shares of capital stock or other voting securities of the Company were issued, reserved for issuance or outstanding. All outstanding shares of capital stock of the Company are, and all shares which may be issued pursuant to this Agreement will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to preemptive rights. Except (A) for the Company Share Options, (B) as set forth in Schedule 3.2(c) to the Company Disclosure Letter and (C) as otherwise permitted under Section 4.2, as of the date of this Agreement there are no outstanding securities, options, stock appreciation rights, warrants, calls, rights, commitments, agreements, arrangements or undertakings of any kind to which the Company or any Company Subsidiary is a party or by which such entity is bound, obligating the Company or any Company Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock, voting securities or other ownership interests of the Company or of any Company Subsidiary or obligating the Company or any Company Subsidiary to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking.

     (d) Authority; Noncontravention; Consents. The Company has the requisite corporate power and authority to enter into this Agreement and, subject to approval of the Merger, this Agreement and the other transactions contemplated hereby by the requisite vote of the holders of the Company Common Shares (the "Company Common Shareholder Approval") to consummate the transactions contemplated by this Agreement to which the Company is a party. The execution and delivery of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, including the approval of the Company's Board of Directors, subject to receipt of Company Common Shareholder Approval. This Agreement has been duly executed and delivered by the Company and constitutes valid and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity. Except as set forth in Schedule 3.2(d) to the Company Disclosure Letter, the execution and delivery of this Agreement by the Company does not, and the consummation of the transactions contemplated hereby to which the Company is a party and compliance by the Company with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, (i) the Company Charter or Company By-Laws or the comparable charter or organizational documents or partnership or similar agreement (as the case may be) of any Company Subsidiary, each as amended or supplemented to the date of this Agreement, (ii) any loan or credit agreement, note, bond, mortgage, indenture, reciprocal easement agreement, lease or other agreement, instrument, permit, concession, franchise or license applicable to the Company or any Company Subsidiary or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following sentence, any Laws applicable to the Company or any Company Subsidiary or their respective properties or assets, other than, in the case of clause (ii) or (iii), any such conflicts, violations, defaults, rights or Liens that individually or in the aggregate would not (x) have a Company Material Adverse Effect or (y) prevent the consummation of the Merger or the other transactions contemplated hereby. No consent, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity is required by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement by the Company or the consummation by the Company of any of the transactions contemplated hereby and thereby, except for (i) the filing with the SEC of (x) a proxy statement relating to the approval by Company shareholders of the Merger and the other transactions contemplated hereby (as amended or supplemented from time to time, the "Proxy Statement"), (y) the Registration Statement relating to the issuance of the Merger Consideration and (z) such reports under Section 13(a) of the Exchange Act as may be required in connection with this Agreement and the other transactions contemplated by this Agreement, (ii) the filing of the Articles of Merger for the Merger with the State Corporation Commission of the Commonwealth of Virginia, (iii) such filings as may be required in connection with the payment of any Transfer and Gains Taxes and (iv) such other consents, approvals, orders, authorizations, registrations, declarations and filings (A) as are set forth in Schedule 3.2(d) to the Company Disclosure Letter or (B) as may be required under federal, state or local Environmental Laws or (C) which, if not obtained or made, would not prevent or delay in any material respect the consummation of any of the transactions contemplated by this Agreement or otherwise prevent the Company from performing its obligations under this Agreement in any material respect or have, individually or in the aggregate, a Company Material Adverse Effect.

     (e) SEC Documents; Financial Statements; Undisclosed Liabilities. The Company has filed all required reports, schedules, forms, statements and other documents with the SEC since January 1, 2001 (the "Company SEC Documents"). All of the Company SEC Documents (other than preliminary material), as of their respective filing dates, complied in all material respects with all applicable requirements of the Securities Act and the Exchange Act and, in each case, the rules and regulations promulgated thereunder applicable to such Company SEC Documents. None of the Company SEC Documents at the time of filing contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, except to the extent such statements have been modified or superseded by later filed Company SEC Documents. Other than as set forth in
Schedule 3.2(e) to the Company Disclosure Letter, there is no unresolved violation, criticism or exception by any Governmental Entity of which the Company has received written notice with respect to the Company report or statement which, if resolved in a manner unfavorable to the Company, could have a Company Material Adverse Effect. The consolidated financial statements of the Company included in the Company SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except, in the case of interim financial statements, as permitted by Forms 10-Q and 8-K of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented, in accordance with the applicable requirements of GAAP, the consolidated financial position of the Company and the Company Subsidiaries, taken as a whole, as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject, in the case of interim financial statements, to normal year-end adjustments). Other than as set forth in Schedule 3.2(e) to the Company Disclosure Letter, the Company has no Company Subsidiaries which are not consolidated for accounting purposes.

     (f) Absence of Certain Changes or Events. Except as disclosed in the Company SEC Documents or in Schedule 3.2(f) to the Company Disclosure Letter, since the date of the most recent financial statements included in the Company SEC Documents (the "Company Financial Statement Date") and to the date of this Agreement, but not thereafter with respect to clause (a) of this Section 3.2(f), the Company and the Company Subsidiaries have conducted their business only in the ordinary course and there has not been (a) any material adverse change in the business, financial condition or results of operations of the Company and the Company Subsidiaries taken as a whole, that has resulted or would result, individually or in the aggregate, in a Company Material Adverse Effect, nor has there been any occurrence or circumstance that with the passage of time would reasonably be expected to result in a Company Material Adverse Effect, (b) except for (i) the Company Extra-Ordinary Dividend and (ii) regular quarterly distributions not in excess of $.25 per Company Common Share with customary record and payment dates, any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of the Company Common Shares, (c) any split, combination or reclassification of any Company Common Shares or any issuance or the authorization of any issuance of any other securities in respect of, in lieu of or in substitution for, or giving the right to acquire by exchange or exercise, Company Common Shares or any issuance of an ownership interest in, any Company

Subsidiary except as contemplated by this Agreement, (d) any damage, destruction or loss, whether or not covered by insurance, that has or would have a Company Material Adverse Effect, (e) any change in accounting methods, principles or practices by the Company or any Company Subsidiary materially affecting its assets, liabilities or business, except insofar as may have been disclosed in Company SEC Documents or required by a change in GAAP or (f) any amendment of any employment, consulting, severance, retention or any other agreement between the Company and any officer or director of the Company.

     (g) Litigation. Except as disclosed in the Company SEC Documents or in
Schedule 3.2(g) of the Company Disclosure Letter, and other than personal injury and other routine tort litigation arising from the ordinary course of operations of the Company or the Company Subsidiaries which is covered by adequate insurance, there is no suit, action or proceeding pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary that, individually or in the aggregate, could reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent the consummation of the Merger or any of the other transactions contemplated hereby, nor is there any judgment, decree, injunction, rule or order of any Governmental Entity or arbitrator outstanding against the Company or any Company Subsidiary having, or which, insofar as reasonably can be foreseen, in the future would have, any such effect.

     (h) Absence of Changes in Benefit Plans; ERISA Compliance.

          (i) All employee benefits plans and other benefit arrangements covering employees of the Company and the Company Subsidiaries is listed in the Company Disclosure Letter. True and complete copies of the Company Benefit Plans (as defined herein) have been made available to Suites. Except as disclosed in the Company SEC Documents or in Schedule 3.2(h)(i) to the Company Disclosure Letter, since the date of the most recent audited financial statements included in the Company SEC Documents, there has not been any adoption or amendment in any material respect by the Company or any Company Subsidiary of any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of the Company or any Company Subsidiary or any person affiliated with the Company under Section 414(b), (c), (m) or (o) of the Code (collectively, "Company Benefit Plans").

          (ii) Except as described in the Company SEC Documents or in Schedule 3.2(h)(ii) to the Company Disclosure Letter or as would not have a Company Material Adverse Effect, (A) all Company Benefit Plans, including any such plan that is an "employee benefit plan" as defined in Section 3(3) of ERISA, are in compliance with all applicable requirements of law, including ERISA and the Code, and (B) neither the Company nor any Company Subsidiary has any liabilities or obligations with respect to any such Company Benefit Plans, whether accrued, contingent or otherwise (other than obligations to make contributions and pay benefits and administrative costs incurred in the ordinary course), nor to the knowledge of the Company are any such liabilities or obligations expected to be incurred. Except as set forth in Schedule 3.2(h)(ii) to the Company Disclosure Letter, the execution of, and performance of the transactions contemplated in, this Agreement will not (either alone or together with the occurrence of any additional or subsequent events) constitute an event under any Company Benefit Plan, policy, arrangement or agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any employee or director. The only severance agreements or severance policies applicable to the Company or the Company Subsidiaries are the agreements and policies specifically referred to in Schedule 3.2(h)(ii) to the Company Disclosure Letter.

          (iii) Except as may be set forth in Schedule 3.2(h)(iii) to the Company Disclosure Letter, there are no pending or, to the Knowledge of the Company, threatened claims against or otherwise involving any of the Company Benefit Plans and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of the Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan, except for any of the foregoing which would not have a Company Material Adverse Effect.

     (i) Taxes.

          (i) Each of the Company and each Company Subsidiary has timely filed with the appropriate taxing authority all material Tax Returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Entity having authority to do so). Each such Tax Return is true, correct and complete in all material respects. The Company and each Company Subsidiary have paid (or the Company has paid on their behalf), within the time and manner prescribed by law, all material Taxes that are due and payable.

          (ii) The Company (A) for all of its taxable years commencing with the year ended December 31, 2001 through the most recent December 31, has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied the requirements to qualify as a REIT for such years, (B) has operated, and intends to continue to operate, in such a manner as to qualify as a REIT for its tax year ending December 31, 2002, and (C) has not taken or omitted to take any action which could reasonably be expected to result in a challenge to its status as a REIT, and, to the Company's knowledge, no such challenge is pending or threatened. Each Company Subsidiary which is a partnership or files Tax Returns as a partnership for federal income tax purposes has since its inception been classified for federal income tax purposes as a partnership and not as a corporation or as an association taxable as a corporation.

          (iii) Except as may be set forth in Schedule 3.2(i)(iii) to the Company Disclosure Letter, neither the Company nor any of its Subsidiaries is a party to any pending action or proceeding by any governmental authority for assessment or collection of taxes, and no claim for assessment or collection of taxes has been asserted against it.

     (j) No Loans or Payments to Employees, Officers or Directors. Except as set forth in Schedule 3.2(h)(ii) or 3.2(j) to the Company Disclosure Letter or as otherwise specifically provided for in this Agreement, there is no (i) loan outstanding from or to any employee, officer or director of the Company, (ii) employment or severance contract or other arrangement with respect to severance with respect to any employee, officer or director of the Company or any Company Subsidiary, (iii) other agreement requiring payments to be made on a change of control or otherwise as a result of the consummation of the Merger or the other transactions contemplated hereby with respect to any employee, officer or director of the Company or any Company Subsidiary or (iv) any agreement to appoint or nominate any person as a director of the Company or any Company Subsidiary.

     (k) Brokers; Opinion of Financial Advisor. No broker, investment banker, financial advisor or other person, other than Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), the fees and expenses of which, as set forth in a letter agreement between the Company and Merrill Lynch, (a true and complete copy of which has been provided by the Company to Suites), have previously been disclosed to Suites, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company or any Company Subsidiary. Merrill Lynch has delivered its opinion, addressed to the special committee of the Board of Directors of the Company and satisfactory to the Company, with regard to the fairness, from a financial point of view, to the Company of the consideration to be paid by the Company pursuant to the Merger. The Company or Merrill Lynch will provide to Suites a photocopy of the written version of the opinion described in this Section 3.2(k) as soon as it is available.

     (l) Compliance with Laws. Except as disclosed in the Company SEC Documents and except as set forth in Schedule 3.2(l) to the Company Disclosure Letter, neither the Company nor any of the Company Subsidiaries has violated or failed to comply with any Laws of any Governmental Entity applicable to its business, properties or operations, except for violations and failures to comply that would not, individually or in the aggregate, reasonably be expected to result in a Company Material Adverse Effect.

     (m) Contracts; Debt Instruments. Neither the Company nor any Company Subsidiary is in violation of or in default under, in any material respect (nor does there exist any condition which upon the passage of time or the giving of notice or both would cause such a violation of or default under), any material loan or credit agreement, note, bond, mortgage, indenture, lease or any agreement to acquire real property, or any other material contract, agreement, arrangement or understanding, to which it is a party or by which it or any of its properties or assets is bound, except as set forth in Schedule 3.2(m) to the Company Disclosure Letter and except for violations or defaults that would not, individually or in the aggregate, result in a Company Material Adverse Effect.

     (n) Environmental Matters. Except as disclosed in Schedule 3.2(n) to the Company Disclosure Letter or in the environmental audits/reports listed thereon, each of the Company and each Company Subsidiary has obtained all licenses, permits, authorizations, approvals and consents from Governmental Entities which are required in respect of its business, operations, assets or properties under any applicable Environmental Law, and each of the Company and each Company Subsidiary is in compliance in all material respects with the terms and conditions of all such licenses, permits, authorizations, approvals and consents and with any applicable Environmental Law, except for violations and failures to comply which would not, individually or in the aggregate, have a Company Material Adverse Effect.

     (o) Company Properties. Except as listed in Schedule 3.2(o) to the Company Disclosure Letter or except as listed on the title insurance policies, reports or the surveys, copies of which were made available for review to Suites: (i) the Company or a Company Subsidiary owns fee simple title to each of the real properties reflected on the most recent balance sheet of the Company included in the Company SEC Documents or as identified in Schedule 3.2(o) to the Company Disclosure Letter (the "Company Properties"), which are all of the real estate properties owned by them, free and clear of Encumbrances, (ii) the Company Properties are not subject to any Property Restrictions, except for (a) Property Restrictions imposed or promulgated by law or any Governmental Entity with respect to real property, including zoning regulations, provided they do not materially adversely affect the current use of the Company Properties, (b) mechanics', carriers', workmen's, repairmen's liens and other Encumbrances, Property Restrictions and other limitations of any kind, if any, which have heretofore been bonded or which individually or in the aggregate do not exceed $100,000, do not materially detract from the value of or materially interfere with the present use of any of the Company Properties subject thereto or affected thereby, and do not otherwise materially impair business operations conducted by the Company and the Company Subsidiaries and which have arisen or been incurred only in its construction or renovation activities or in the ordinary course of business; (iii) valid policies of title insurance have been issued insuring the Company's or a Company Subsidiary's fee simple title to the Company Properties except as noted therein, and such policies are, at the date hereof, in full force and effect and no claim has been made against any such policy; (iv) there is no certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or any other rights which is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company properties or which is necessary to permit the lawful use and operation of all driveways, roads and other means of egress and ingress to and from any of the Company Properties that has not been obtained and is not in full force and effect, or any pending threat of modification or cancellation of any of same; (v) neither the Company nor a Company Subsidiary has received written notice of any violation of any federal, state or municipal law, ordinance, order, regulation or requirement affecting any portion of any of the Company Properties issued by any Governmental Entity; (vi) neither the Company nor a Company Subsidiary has received notice to the effect that there are (a) condemnation or rezoning proceedings that are pending or threatened with respect to any of the Company Properties or (b) zoning, building or similar laws, codes, ordinances, orders or regulations that are or will be violated by the continued maintenance, operation or use of any buildings or other improvements on any of the Company Properties or by the continued maintenance, operation or use of the parking areas.

     (p) Books and Records.

          (i) The books of account and other financial records of the Company and each Company Subsidiary are in all material respects true, complete and correct, have been maintained in accordance with good business practices, and are accurately reflected in all material respects in the financial statements included in the Company SEC Documents.

               (ii) The Company has previously delivered or made available to Suites true and correct copies of the Company Charter and Company By-Laws, as amended to date, and the charter, by-laws, organizational documents, partnership agreement and operating agreement of its Subsidiaries, and all amendments thereto. The Company has also delivered to Suites evidence of its director and officer liability insurance policy.

               (iii) The minute books and other records of corporate, partnership or limited liability proceedings of the Company and each Company Subsidiary that have previously been made available to Suites, contain in all material respects accurate records of all meetings and accurately reflect in all material respects all other corporate action of the shareholders and directors and any committees of the Boards of Directors of the Company and the Company Subsidiaries which are corporations.

     (q) Vote Required The only vote of the holders of any class or series of the Company's capital stock necessary (under applicable law or otherwise) to approve the Merger, this Agreement and the other transactions contemplated hereby is the affirmative vote of at least a majority of the Company Common Shares present and voting, excluding Company Common Shares owned by or voted under the control of a Company director or Suites.

     (r) Labor Matters. Neither the Company nor any of its Subsidiaries is a party to, or bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor union organization. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of the Company, threatened against the Company or its Subsidiaries relating to their business, except for any such proceeding as would not have a Company Material Adverse Effect. To the Knowledge of the Company, there are no organizational efforts with respect to the formation of a collective bargaining unit presently being made or threatened involving employees of the Company or any of its Subsidiaries.

                                   Article IV

                                    Covenants

     SECTION 4.1 Conduct of Business by Suites. During the period from the date of this Agreement to the Effective Time, Suites shall, and shall cause each of the Suites Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.1 to the Suites Disclosure Letter or as otherwise contemplated by this Agreement, Suites shall not and shall cause the Suites Subsidiaries not to (and not to authorize or commit or agree to):

     (a) (i) except for regular quarterly dividends not in excess of $.201 per Suites Common Shares, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of Suites capital shares; (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or (iii) purchase, redeem or otherwise acquire any shares of capital stock of Suites;

     (b) except as otherwise contemplated by this Agreement or in Schedule 4.1(b) of the Suites Disclosure Letter, amend the charter or by-laws of Suites;

     (c) merge or consolidate with any Person;

     (d) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of Suites or any Suites Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to Suites or a Suites Subsidiary;

     (e) make or rescind any tax election (unless required by law or necessary to preserve Suites' status as a REIT or the status of any Suites Subsidiary that is a partnership for federal tax purposes);

     (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Suites Financial Statement Date, or
(ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $250,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 2001, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to the Company;

     (g) without the Company's consent, which shall not be unreasonably withheld, settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

     (h) without the consent of the Company, enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or, as of the date hereof, are officers, directors or employees of Suites or any Suites Subsidiary; and

     (i) during the period from the date of this Agreement to the date of the Proxy Statement, Suites shall not enter into or permit any Suites Subsidiary to enter into any transaction or series of transactions including the acquisition of a property or properties unless (i) Suites is able to satisfy and does satisfy any applicable requirement to include or incorporate by reference into the Registration Statement financial statements relating to all such transactions not later than 30 days after such requirement first arises, or (ii) the Company shall otherwise consent.

     SECTION 4.2 Conduct of Business by the Company. During the period from the date of this Agreement to the Effective Time, the Company shall, and shall cause each of the Company Subsidiaries to, carry on its businesses in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact its current business organization, goodwill, ongoing businesses and its status as a REIT within the meaning of the Code. Without limiting the generality of the foregoing, the following additional restrictions shall apply: During the period from the date of this Agreement to the Effective Time, except as set forth in Schedule 4.2 to the Company Disclosure Letter or as otherwise contemplated by this Agreement, the Company shall not and shall cause the Company Subsidiaries not to (and not to authorize or commit or agree to):

     (a) (i) except for the Company Extra-Ordinary Dividend and regular quarterly dividends not in excess of $.25 per Common Share, with customary record and payment dates, declare, set aside or pay any dividends on, or make any other distributions in respect of, any of the Company's capital shares; (ii) split, combine or reclassify any capital stock or partnership interests or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of such capital stock or partnership interests or
(iii) purchase, redeem or otherwise acquire any shares of capital stock of the Company;

     (b) except as otherwise contemplated by this Agreement, or in Schedule 4.2(b) of the Company Disclosure Letter, amend the Company Charter or Company By-Laws;

     (c) merge or consolidate with any Person;

     (d) issue, deliver or sell, or grant any option or other right in respect of, any shares of capital stock or debt securities, any other voting or redeemable securities of the Company or any Company Subsidiary or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or redeemable or convertible securities except to the Company or a Company Subsidiary;

     (e) make or rescind any tax election (unless required by law or necessary to preserve the Company's status as a REIT or the status of any Company Subsidiary that is a partnership for federal tax purposes);

     (f) (i) change in any material manner any of its methods, principles or practices of accounting in effect at the Company Financial Statement Date, or
(ii) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, except in the case of settlements or compromises in an amount not to exceed, individually or in the aggregate, $250,000, or change any of its methods of reporting income or deductions for federal income tax purposes from those employed in the preparation of its federal income tax return for the taxable year ending December 31, 2001, except, in the case of clause (i), as may be required by the SEC, applicable law or GAAP and with notice thereof to Suites;

     (g) without Suites' consent, which shall not be unreasonably withheld, settle any stockholder derivative or class action claims arising out of or in connection with the Merger or the other transactions contemplated hereby;

     (h) without the consent of Suites, enter into or amend or otherwise modify any material agreement or arrangement with Persons that are affiliates or, as of the date hereof, are officers, directors or employees of the Company or any Company Subsidiary; and

     (i) during the period from the date of this Agreement to the date of the Proxy Statement, the Company shall not enter into or permit any Company Subsidiary to enter into any transaction or series of transactions involving the acquisition of a property or properties unless (a) the Company is able to satisfy and does satisfy any applicable requirement to include or incorporate by reference into the Registration Statement financial statements relating to all such transactions not later than 30 days after such requirement first arises, or
(b) Suites shall otherwise consent.

     SECTION 4.3 Other Actions. Each of Suites and the Company shall not and shall cause its respective Subsidiaries not to take any action that would result in (i) any of the representations and warranties of such party (without giving effect to any "Knowledge" qualification) set forth in this Agreement that are qualified as to materiality becoming untrue in any material respect, (ii) any of such representations and warranties (without giving effect to any "Knowledge" qualification) that are not so qualified becoming untrue in any respect or (iii) except as contemplated by Section 7.1 and 7.2, any of the conditions to the Merger set forth in Article VI not being satisfied.

                                   Article V

                              Additional Covenants

     SECTION 5.1 Preparation of the Registration Statement and the Proxy Statement; Shareholders Meetings.

     (a) The Company and Suites shall cooperate and promptly prepare and the Company shall file with the SEC as soon as practicable a Registration Statement on Form S-4 (the "Form S-4") under the Securities Act, with respect to the Units issuable in the Merger, a portion of which Registration Statement shall also serve as the joint proxy statement with respect to the meetings of the shareholders of Suites and of the Company in connection with the Merger (the "Proxy Statement/Prospectus"). The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations promulgated thereunder. The Company shall use all reasonable efforts, and Suites will cooperate with the Company to have the Form S-4 declared effective by the SEC as promptly as practicable. The Company shall use its best efforts to obtain, prior to the effective date of the Form S-4, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement and will pay all expenses incident thereto. The Company agrees that the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of the Company and Suites, or, in the case of the Form S-4 and each amendment or supplement thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Suites agrees that the written information provided by it specifically for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of mailing thereof and at the time of the respective meetings of shareholders of the Company and Suites, or, in the case of written information provided by Suites specifically for inclusion in the Form S-4 or any amendments or supplements thereto, at the time it is filed or becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company will advise Suites, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Units issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for additional information.

     (b) In connection with the preparation of the Proxy Statement and the Registration Statement, the Company shall cause to be delivered to Suites, prior to the mailing of such Proxy Statement, the opinion dated the date of the Proxy Statement of McGuireWoods LLP, ("MW"), counsel to the Company, subject to certificates, letters and assumptions, reasonably satisfactory to Suites, that the Merger will qualify as a tax-free reorganization for the Suites shareholders under Section 368(a) of the Code.

     (c) Each of the Company and Suites will take all action necessary in accordance with applicable law and its Articles of Incorporation and Bylaws to convene a meeting of its shareholders (respectively, the "Company Common Shareholders Meeting" and the "Suites Common Shareholders Meeting") as promptly as practicable to consider and vote upon or otherwise to obtain the consent of its shareholders, as required, to the transactions contemplated hereby. Subject to Section 5.1(b), the Board of Directors of the Company and the Board of Directors of Suites shall each take all lawful action to solicit such consent, including, without limitation, timely mailing the Proxy Statement/Prospectus. The Company and Suites shall coordinate and cooperate with respect to the timing of such meetings and shall use their best efforts to hold such meetings on the same day.

     SECTION 5.2 Access to Information; Confidentiality.

     (a) Subject to the requirements of confidentiality agreements with third parties, each of Suites and the Company shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the special committees of the Boards of Directors, officers, employees, accountants, counsel, financial advisors and other representatives of such other party, reasonable access during normal business hours during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Suites and the Company shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of federal or state securities laws and (b) all other information concerning its business, properties and personnel as such other party may reasonably request.

     (b) As used herein, "Confidential Material" means, with respect to either party hereto (the "Providing Party"), all information (written or oral) furnished (whether before or after the date hereof) by the Providing Party and its directors, officers, employees, affiliates or representatives of advisors, including counsel, lenders and financial advisors (collectively, the "Providing Party Representatives") to the other party hereto (the "Receiving Party") or such Receiving Party's directors, officers, employees, affiliates or representative of advisors, including counsel, lenders and financial advisors (collectively "the Receiving Party Representatives") and all analyses, compilations, forecasts and other studies or other documents prepared by the Providing Party or the Providing Party Representatives in connection with its or their review of the transactions contemplated by this Agreement which contain or reflect such information. The term "Confidential Material" does not include, however, information which (i) at the time of disclosure or thereafter is generally available to and known by the public other than as a result of a disclosure directly or indirectly by the Receiving Party or the Receiving Party Representatives in violation of this Agreement, (ii) at the time of disclosure was available on a nonconfidential basis from a source other than the Providing Party or the Providing Party Representatives, providing that such source is not and was not bound by a confidentiality agreement with the Providing Party, (iii) was known by the Receiving Party prior to receiving the Confidential Material from the Providing Party or has been independently acquired or developed by the Receiving Party without violating any of its obligations under this Agreement, or (iv) is contained in any Suites SEC Documents or Company SEC Documents.

     (c) Subject to paragraph (d) below or except as required by law, the Confidential Material will be kept confidential and will not, without the prior written consent of the Providing Party, be disclosed by the Receiving Party or its Representatives, in whole or in part and will not be used by the Receiving Party or its Representatives, directly or indirectly, for any purpose other than in connection with this Agreement, the Merger or the evaluating, negotiating or advising with respect to a transaction contemplated herein. Moreover, each Receiving Party agrees to transmit Confidential Material to its Representatives only if and to the extent that such Representatives need to know the Confidential Material for purposes of such transaction and are informed by such Receiving Party of the confidential nature of the Confidential Material and of the terms of this Section.

     (d) In the event that either Receiving Party, its Representatives or anyone to whom such Receiving Party or its Representatives supply the Confidential Material, are requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand, any informal or formal investigation by any government or governmental agency or authority or otherwise in connection with legal processes) to disclose any Confidential Material, such Receiving Party agrees (i) immediately to notify the Providing Party of the existence, terms and circumstances surrounding such a request, (ii) to consult with the Providing Party on the advisability of taking legally available steps to resist or narrow such request and (iii) if disclosure of such information is required, to furnish only that portion of the Confidential Material which, in the opinion of such Receiving Party's counsel, such Receiving Party is legally compelled to disclose and to cooperate with any action by the Providing Party to obtain an appropriate protective order or otherwise reliable assurances that confidential treatment will be accorded the Confidential Material (it being agreed that the Providing Party shall reimburse the Receiving Party for all reasonable out-of-pocket expenses incurred by the Receiving Party in connection with such cooperation).

     (e) In the event of the termination of this Agreement in accordance with its terms, promptly upon request from either Providing Party, the Receiving Party shall, except to the extent prevented by law, redeliver to the Providing Party or destroy all tangible Confidential Material and will not retain any copies, extracts or other reproductions thereof in whole or in part. Any such destruction shall be certified in writing to the Providing Party by an authorized officer of the Receiving Party supervising the same. Notwithstanding the foregoing, each Receiving Party and one Representative designated by each Receiving Party shall be permitted to retain one permanent file copy of each document constituting Confidential Material.

     SECTION 5.3 Best Efforts; Notification.

     (a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Company and Suites agrees to use its best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other in doing, all things necessary, proper or advisable to fulfill all conditions applicable to such party pursuant to this Agreement and to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated hereby, including (i) the obtaining of all necessary actions or nonactions, waivers, consents and approvals from Governmental Entities and the making of all necessary registrations and filings and the taking of all reasonable steps as may be necessary to obtain an approval, waiver or exemption from, or to avoid an action or proceeding by, any Governmental Entity, (ii) the obtaining of all necessary consents, approvals, waivers or exemption from non-governmental third parties; provided, however, that if either party is obliged to make expenditures, or incur costs, expenses or other liabilities to obtain the consent of any non-governmental party, it shall consult reasonably with the other party upon reasonable notice prior to making payment of any such amount, and in no event shall either Suites or the Company make payment or payments of any such amount in obtaining such consents in excess of $250,000 in the aggregate without obtaining the prior written consent of the other, which consent shall not unreasonably be withheld or delayed, (iii) the defending of any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Merger, this Agreement or the consummation of any of the other transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (iv) the execution and delivery of any additional instruments necessary to consummate the transactions contemplated by and to fully carry out the purposes of, this Agreement; provided, however, that a party shall not be obligated to take any action pursuant to the foregoing if the taking of such action or the obtaining of any waiver, consent, approval or exemption is reasonably likely to result in the imposition of a condition or restriction of the type referred to in Section 6.1(d). In connection with and without limiting the foregoing, Suites, the Company and their respective Boards of Directors shall (i) take all action necessary so that no "fair price," "business combination," "moratorium," "control share acquisition" or any other anti- takeover statute or similar statute enacted under state or federal laws of the United States or similar statute or regulation (a "Takeover Statute") is or becomes applicable to the Merger, this Agreement or any of the other transactions contemplated hereby and (ii) if any Takeover Statute becomes applicable to the Merger, this Agreement, or any of the other transactions contemplated hereby, take all action necessary so that the Merger may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Takeover Statute on the Merger or the consummation of any of the other transactions contemplated hereby.

     (b) Suites shall give prompt notice to the Company, and the Company shall give prompt notice to Suites, if (i) any representation or warranty made by it contained in this Agreement that is qualified as to materiality becomes untrue or inaccurate in any material respect or any such representation or warranty that is not so qualified becomes untrue or inaccurate in any respect or (ii) it fails to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     SECTION 5.4 Affiliates. Prior to the Closing Date, Suites shall deliver to the Company a list identifying all persons who are, at the time this Agreement is submitted for approval to the shareholders of Suites, an "affiliate" of Suites for purposes of Rule 145 under the Securities Act. Suites shall use its best efforts to cause each such affiliate to deliver on or prior to the Closing Date written agreements stating that they will not offer, sell, assign, transfer or otherwise dispose of any of the Units issued to them in the Merger in violation of the Securities Act or the rules and regulations thereunder.

     SECTION 5.5 Tax Treatment. Each of the Company and Suites shall use its best efforts to (a) cause the Merger to qualify as a tax-free reorganization under Section 368(a) of the Code and (b) to obtain the opinion of counsel referred to in Section 6.3(c). From and after the date of this Agreement and until the Effective Time, neither the Company nor Suites nor any of their respective Subsidiaries or other affiliates shall (i) knowingly take any action, or knowingly fail to take any action, that would jeopardize qualification of the Merger as a reorganization within the meaning of Section 368(a)(1)(A) of the Code; or (ii) enter into any contract, agreement, commitment or arrangement with respect to the foregoing. Following the Effective Time, the Company shall use its best efforts to conduct its business in a manner that would not jeopardize the characterization of the Merger as a reorganization within the meaning of
Section 368(a)(1)(A) of the Code.

     SECTION 5.6 No Solicitation of Transactions.

     (a) Subject to Section 7.1, Suites shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Suites Competing Transaction (as defined herein), or authorize or permit any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. Suites shall notify the Company in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Suites Competing Transaction (as defined herein) and if such inquiry or proposal is in writing, Suites shall deliver to the Company a copy of such inquiry or proposal. For purposes of this Agreement, "Suites Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, business combination, or similar transaction involving Suites (or any of its Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more (based upon the depreciated carrying cost of the assets on the books of Suites) of the assets of Suites and its Subsidiaries taken as a whole in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 5% or more of the outstanding shares of capital stock of Suites (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

     (b) Subject to Section 7.2, the Company shall not directly or indirectly, through any officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative, initiate or solicit (including by way of furnishing nonpublic information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction (as defined herein), or authorize or permit any of its officers, directors, employees, agents, attorneys, investment bankers, financial advisors, accountants, brokers, finders or other representatives to take any such action. The Company shall notify Suites in writing (as promptly as practicable) of all of the material details relating to all inquiries and proposals which it or any such officer, director, employee, agent, investment banker, financial advisor, attorney, accountant, broker, finder or other representative may receive relating to any transaction that constitutes, or may reasonably be expected to lead to, any Company Competing Transaction (as defined herein) and if such inquiry or proposal is in writing, the Company shall deliver to Suites a copy of such inquiry or proposal. For purposes of this Agreement, "Company Competing Transaction" shall mean any of the following (other than the transactions contemplated by this Agreement):
(i) any merger, consolidation, share exchange, business combination, or similar transaction involving the Company (or any of its Subsidiaries); (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 5% or more (based upon the depreciated carrying cost of the assets on the books of the Company) of the assets of the Company and its Subsidiaries taken as a whole in a single transaction or series of related transactions, excluding any bona fide financing transactions which do not, individually or in the aggregate, have as a purpose or effect the sale or transfer of control of such assets; (iii) any tender offer or exchange offer for 5% or more of the outstanding shares of capital stock of the Company (or any of its Subsidiaries) or the filing of a registration statement under the Securities Act in connection therewith; or (iv) any public announcements of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing. For purposes of this Agreement, "Competing Transaction" shall mean both a "Suites Competing Transaction" and "Company Competing Transaction."

     (c) Subject only to Sections 7.1 and 7.2 of this Agreement, the Company and Suites acknowledge and affirm that they intend this Agreement to be an exclusive agreement, and accordingly, nothing in this Agreement is intended to constitute a solicitation of an offer or proposal for a business combination involving any other Person, it being acknowledged and agreed that any such offer or proposal would interfere with the strategic advantages and benefits that the Company and Suites expect to derive from the Merger and the other transactions contemplated hereby.

     SECTION 5.7 Public Announcements. The Company and Suites will consult with each other before issuing, and provide the executive officers of each other the opportunity to review and comment upon, any press release or other public statements with respect to the Merger or the other transactions contemplated hereby, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable law or court process. The parties agree that the initial press release to be issued with respect to the execution of this Agreement will be in the form agreed to by the parties hereto.

     SECTION 5.8 Transfer and Gains Taxes. The Company and Suites shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added stock transfer and stamp taxes, any transfer, recording, registration and other fees and any similar taxes which become payable in connection with the Merger (together with any related interests, penalties or additions to tax, "Transfer and Gains Taxes").

     SECTION 5.9 Employee Matters.

     (a) Employees. The Company shall have no liability or obligation to Suites or its employees to employ or offer employment to any employee of Suites or any group of employees of Suites. It is understood, however, that on or after the Closing Date, the Company may, in its sole and absolute discretion, offer employment to those employees. Nothing in this Agreement shall limit the Company from taking any action at any time after the Closing Date in respect of its employees or the terms and conditions of their employment.

     (b) Incentive Plans. At the Effective Time, each outstanding Suites Common Shares Option shall be assumed by the Company and shall be deemed to constitute an option to acquire, on the same terms and conditions as were applicable under such Suites Common Shares Option, the same number of Units as the holder of such Suites Common Shares Option would have been entitled to receive pursuant to the Merger had such holder exercised such Suites Common Shares Option in full immediately prior to the Effective Time.

     (c) Termination of Benefit Plans. Except as otherwise provided in (b) above, prior to the Closing Date, Suites shall terminate all Suites Benefit Plans, and shall, to the extent permitted by law, discharge and terminate, or cause to be discharged and terminated, all obligations, liabilities and commitments of Suites, all Suites Subsidiaries and all participants in the Suites Benefit Plans, including without limitation, stock appreciation rights and notes given in payment of the exercise price of Suites Common Shares Options. All such obligations, liabilities and commitments which may not be discharged and terminated prior to the Closing Date are identified in Schedule 5.9(c) to the Suites Disclosure Letter.

     (d) Cooperation. Suites and the Company shall cooperate in good faith with respect to the effectuation of the covenants described in subsections (a), (b) and (c) above.

     SECTION 5.10 Indemnification.

     (a) Indemnification Rights. For a period of six years from and after the Effective Time, the Company shall indemnify the directors, officers, employees or agents of Suites who at any time prior to the Effective Time were entitled to indemnification under the Articles of Incorporation and Bylaws of Suites or employment agreements between Suites and its officers existing on the date hereof to the same extent as such directors, officers, employees or agents are entitled to indemnification under such Articles of Incorporation and Bylaws or existing employment agreements in respect of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement).

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     (b) Liability Coverage. The Company shall use its reasonable best efforts to provide "run-off" or "tail" director and officer liability coverage to the existing directors and officers of Suites without reduction of existing coverage for a period of six years after the Effective Time.

     (c) Successors and Assigns. The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each indemnified party, his or her heirs and his or her personal representatives and shall be binding on all successors and assigns of the Company and Suites.

     SECTION 5.11 Comfort Letter. The Company and Suites shall use their best efforts to cause to be delivered to the Company and Suites "comfort" letters of Ernst & Young LLP, independent public accountants for the Company and Suites, dated and delivered the date on which the Registration Statement shall become effective and as of the Effective Time, and addressed to the Company and Suites, in form and substance reasonably satisfactory to the Company and Suites and reasonably customary in scope and substance for letters delivered by independent public accountants in connection with transactions such as those contemplated by this Agreement, including a Statement on Auditing Standards Number 72 review of the audited financial statements, and Statement on Auditing Standards Number 71 review of the Company's and Suites' interim unaudited financial statements, each included, respectively, in the Company SEC Documents and the Suites SEC Documents.

     SECTION 5.12 Efforts to Fulfill Conditions. The Company and Suites each shall use commercially reasonable efforts to insure that all conditions precedent to its obligations hereunder are fulfilled at or prior to the Closing Date.

     SECTION 5.13 Cooperation of the Parties. The Company and Suites each shall cooperate with the other in supplying such information as may be reasonably requested by the other in connection with obtaining consents or approvals to the transactions contemplated by this Agreement.

     SECTION 5.14 No Recommendation to Shareholders. The Company and Suites both acknowledge that neither the Board of Directors of the Company nor the Board of Directors of Suites will make a recommendation with respect to the Merger to its respective shareholders.

                                   Article VI

                              Conditions Precedent

     SECTION 6.1 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of Suites and the Company to effect the Merger and to consummate the other transactions contemplated hereby is subject to the satisfaction or waiver on or prior to the Effective Time of the following conditions:

     (a) Suites Common Shareholder Approval. The Suites Common Shareholder Approval shall have been obtained.

     (b) Company Common Shareholder Approval. The Company Common Shareholder Approval shall have been obtained.

     (c) Registration Statement. The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order.

     (d) No Injunctions or Restraints. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger or any of the other transactions contemplated hereby shall be in effect.

     (e) Certain Actions and Consents. All material actions by or in respect of or filings with any Governmental Entity required for the consummation of the Merger or any of the other transactions contemplated hereby shall have been obtained or made.

     SECTION 6.2 Conditions to Obligations of the Company. The obligations of the Company to issue the Merger Consideration to the holders of Suites Common Shares and Suites Class B Convertible Shares and to consummate the other transactions contemplated hereby are further subject to the following conditions, any one or more of which may be waived by the Company:

     (a) Representations and Warranties. The representations and warranties of Suites set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and the Company shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of Suites by the chief executive officer or the chief financial officer of Suites to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of Suites to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Suites Material Adverse Effect.

     (b) Performance of Obligations of Suites. Suites shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and the Company shall have received a certificate signed on behalf of Suites by the chief executive officer or the chief financial officer of Suites to such effect.

     (c) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Suites Material Adverse Effect.

     (d) Absence of Changes. From the date of this Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of Suites and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have

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a Suites Material Adverse Effect, other than any such change that affects both
Suites and the Company in a substantially similar manner.

     (e) Fairness Opinion. The opinion of Merrill Lynch addressed to the special committee of the Board of Directors of the Company that the consideration to be paid by the Company pursuant to the Merger is fair, from a financial point of view, to the Company shall have been issued and shall not have been withdrawn or materially modified.

     (f) Dissenters' Rights. The holders of no more than 1% of the outstanding Suites Common Shares as of the applicable record date shall have indicated their intention to exercise their dissenters' rights under the VSCA.

     SECTION 6.3 Conditions to Obligation of Suites. The obligations of Suites to effect the Merger and to consummate the other transactions contemplated hereby is further subject to the following conditions, any one or more of which may be waived by Suites:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct as of the Closing Date, as though made on and as of the Closing Date, except to the extent the representation or warranty is expressly limited by its terms to another date, and Suites shall have received a certificate (which certificate may be qualified by knowledge to the same extent as such representations and warranties are so qualified) signed on behalf of the Company by the chief executive officer or the chief financial officer of the Company to such effect. This condition shall be deemed satisfied notwithstanding any failure of a representation or warranty of the Company to be true and correct as of the Closing Date if such failure (without giving effect to any materiality qualification or standard contained in any such representation or warranty), either individually or in the aggregate with any other such failures, would not be reasonably likely to result in a Company Material Adverse Effect.

     (b) Performance of Obligations of the Company. The Company shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Suites shall have received a certificate of the Company signed on behalf of the Company by the chief executive officer or the chief financial officer of such party to such effect.

     (c) Opinion Relating to the Merger. Suites shall have received an opinion dated as of the Closing Date of MW, subject to certificates, letters and assumptions reasonably satisfactory to Suites that the Merger qualifies as a tax-free reorganization for the holders of Suites Common Shares under Section 368(a) of the Code.

     (d) Consents. All consents and waivers from third parties necessary in connection with the consummation of the Merger and the other transactions contemplated hereby shall have been obtained, other than such consents and waivers from third parties, which, if not obtained, would not result, individually or in the aggregate, in a Company Material Adverse Effect.

     (e) Absence of Changes. From the date of the Agreement through the Effective Time, there shall not have occurred any change in the financial condition, business or operations of the Company and its Subsidiaries, taken as a whole, that would have or would be reasonably likely to have a Company Material Adverse Effect other than any such change that affects both Suites and the Company in a substantially similar manner.

     (f) Fairness Opinion. The opinion of Wachovia Securities addressed to the special committee of the Board of Directors of Suites that the Common Shares Consideration to be paid to the holders of the Suites Common Shares (excluding the Company or any affiliate thereof) by the Company pursuant to the Merger is fair, from a financial point of view, to such holders shall have been issued and shall not have been withdrawn or materially modified.

                                  Article VII

                                  Board Actions

     SECTION 7.1 Suites Board Actions. Notwithstanding Section 5.6 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of Suites, as determined in good faith based on the advice of outside counsel, Suites may:

     (a) disclose to its shareholders any information required to be disclosed under applicable law;

     (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the provisions of Section 5.2 of this Agreement to, any person in connection with a Suites Competing Transaction proposed by such person; and

     (c) approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a Suites Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Suites Superior Competing Transaction (for purposes of this Agreement, "Suites Superior Competing Transaction" means a bona fide proposal of a Suites Competing Transaction made by a third party which a majority of the members of the Board of Directors of Suites determines in good faith (based on the advice of its investment banking firm) to be more favorable to its shareholders than the Merger.

     SECTION 7.2 Company Board Actions. Notwithstanding Section 5.6 or any other provision of this Agreement to the contrary, to the extent required by the fiduciary obligations of the Board of Directors of the Company, as determined in good faith based on the advice of outside counsel, the Company may:

     (a) disclose to its shareholders any information required to be disclosed under applicable law;

     (b) in response to an unsolicited request therefor, participate in discussions or negotiations with, or furnish information with respect to itself pursuant to a confidentiality agreement no less favorable to itself than the provisions of Section 5.2 of this Agreement to, any person in connection with a Company Competing Transaction proposed by such person; and

     (c) approve or recommend (and in connection therewith withdraw or modify its approval of this Agreement and the Merger) a Company Superior Competing Transaction (as defined below) or enter into an agreement with respect to such Company Superior Competing Transaction (for purposes of this Agreement, "Company Superior Competing Transaction" means a bona fide proposal of a Company Competing Transaction made by a third party which a majority of the members of the Board of Directors of the Company determines in good faith (based on the advice of its investment banking firm) to be more favorable to its shareholders than the Merger.

                                  Article VIII

                        Termination, Amendment and Waiver

     SECTION 8.1 Termination. This Agreement may be terminated at any time prior to the filing of the Articles of Merger for the Merger with the State Corporation Commission of the Commonwealth of Virginia, whether before or after the Suites Common Shareholder Approval or the Company Common Shareholder Approval is obtained:

     (a) by mutual written consent duly authorized by the respective Boards of Directors of the Company and Suites;

     (b) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Suites set forth in this Agreement, or if any representation or warranty of Suites shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b), as the case may be, would be incapable of being satisfied by February 28, 2003 (as otherwise extended);

     (c) by Suites, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b), as the case may be, would be incapable of being satisfied by February 28, 2003 (as otherwise extended);

     (d) by either the Company or Suites, if any judgment, injunction, order, decree or action by any Governmental Entity of competent authority preventing the consummation of the Merger shall have become final and nonappealable;

     (e) by either the Company or Suites, if the Merger shall not have been consummated before February 28, 2003; provided, however, that a party that has willfully and materially breached a representation, warranty or covenant of such party set forth in this Agreement shall not be entitled to exercise its right to terminate under this Section 8.1(e);

     (f) by either the Company or Suites (i) if, upon a vote at a duly held Suites Common Shareholders Meeting or any adjournment thereof, the Suites Common Shareholder Approval shall not have been obtained or (ii) if, upon a vote at a duly held Company Common Shareholders Meeting or an adjournment thereof, the Company Common Shareholder Approval shall not have been obtained;

     (g) by Suites, upon 10 days prior notice to the Company, if prior to the Suites Common Shareholders Meeting, the Board of Directors of Suites shall have withdrawn or modified in compliance with Section 7.1 hereof in any manner adverse to the Company its approval of the Merger or this Agreement in connection with the approval and recommendation of a Suites Superior Competing Transaction;

     (h) by the Company, if (i) prior to the Suites Common Shareholders Meeting, the Board of Directors of Suites shall have withdrawn or modified in any manner adverse to the Company its approval of the Merger or this Agreement in connection with, or approved or recommended, any Suites Superior Competing Transaction, (ii) Suites shall have entered into any agreement with respect to any Suites Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.1(b)) or (iii) the Board of Directors of Suites or any committee thereof shall have resolved to do any of the foregoing;

     (i) by the Company, upon 10 days prior notice to Suites, if prior to the Company Common Shareholders Meeting, the Board of Directors of the Company shall have withdrawn or modified in compliance with Section 7.2 hereof in any manner adverse to Suites its approval of the Merger or this Agreement in connection with the approval and recommendation of a Company Superior Competing Transaction; or

     (j) by Suites, if (i) prior to the Company Common Shareholders Meeting, the Board of Directors of the Company shall have withdrawn or modified in any manner adverse to Suites its approval of the Merger or this Agreement in connection with, or approved or recommended, any Company Superior Competing Transaction,
(ii) the Company shall have entered into any agreement with respect to any Company Competing Transaction (other than a confidentiality agreement as contemplated by Section 7.2(b)) or (iii) the Board of Directors of the Company or any committee thereof shall have resolved to do any of the foregoing.

     SECTION 8.2 Expenses.

     (a) Except as otherwise specified in this Section 8.2 or agreed in writing by the parties, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

     (b) If the Merger and the transactions contemplated by this Agreement are consummated in accordance with this Agreement, all out-of-pocket costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Company.

     (c) Suites agrees that if this Agreement shall be terminated pursuant to
Section 8.1(g) or (h), then Suites will pay to the Company an amount equal to the Company Break-Up Expenses (as defined herein). Payment of any of such amount shall be made, as directed by the Company, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "Company Break-Up Expenses" shall be an amount equal to the lesser of (i) the Company's out-of-pocket expenses incurred on or after January 31, 2002 in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (ii) $1,000,000.

     (d) The Company agrees that if this Agreement shall be terminated pursuant to Section 8.1(i) or (j), then the Company will pay to Suites an amount equal to the Suites Break-Up Expenses (as defined herein). Payment of any of such amounts shall be made, as directed by Suites, by wire transfer of immediately available funds promptly, but in no event later than two business days after the amount is due as provided herein. The "Suites Break-Up Expenses" shall be an amount equal to the lesser of (i) Suites' out-of-pocket expenses incurred on or after January 1, 2002 in connection with this Agreement and the transactions contemplated hereby (including, without limitation, all attorneys', accountants' and investment bankers' fees and expenses) and (ii) $1,000,000.

     (e) Suites and the Company agree that the agreements contained in Section 8.2(c) and (d) above are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

     (f) In the event that the Company or Suites is required to file suit to seek all or a portion of the amounts payable under this Section 8.2, and such party prevails in such litigation, such party shall be entitled to receive, in addition to all amounts that it is otherwise entitled to receive under this
Section 8.2 all expenses, including attorney's fees and expenses which it has incurred in enforcing its rights hereunder.

     SECTION 8.3 Effect of Termination. In the event of termination of this Agreement by either Suites or the Company as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, without any liability or obligation on the part of the Company, or Suites, other than the last sentence of Section 5.2, Section 8.2, this Section 8.3 and Article IX and except to the extent that such termination results from a willful breach by a party of any of its representations, warranties, covenants or agreements set forth in this Agreement.

     SECTION 8.4 Amendment. This Agreement may be amended by the parties in writing by action of their respective Boards of Directors at any time before or after the Suites Shareholder Approval and the Company Shareholder Approval are obtained and prior to the filing of the Articles of Merger with the State Corporation Commission of the Commonwealth of Virginia; provided, however, that, after the Suites Shareholder Approval or the Company Shareholder Approval is obtained, no such amendment, modification or supplement shall alter the amount or change the form of the consideration to be delivered to Suites' shareholders.

     SECTION 8.5 Extension; Waiver. At any time prior to the Effective Time, each of Suites and the Company may (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties of the other party contained in this Agreement or in any document delivered pursuant to this Agreement or (c) subject to the proviso of Section 8.4, waive compliance with any of the agreements or conditions of the other party contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

                                   Article IX

                               General Provisions

     SECTION 9.1 Nonsurvival of Representations and Warranties. None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.1 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

     SECTION 9.2 Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally, sent by overnight courier (providing proof of delivery) to the parties or sent by telecopy (providing confirmation of transmission) at the following addresses or telecopy numbers (or at such other address or telecopy number for a party as shall be specified by like notice):

   (a) if to the Company or Acquisition Sub, if prior to the Effective Time, to:

           The Special Committee of the Apple Hospitality Two Board of Directors c/o Bruce H. Matson, Esq.
           LeClair Ryan, A Professional Corporation
           701 East Main Street
           11th Floor
           Richmond, VA 23219
           Fax: (804) 783-2294

     with a copy to Glade M. Knight, Chief Executive Officer of the Company (at the address set forth below), and after the Effective Time, to:

           Apple Hospitality Two, Inc.
           10 South 3rd Street
           Richmond, VA  23219
           Fax:  (804) 344-8129

     with a copy to:

           McGuireWoods LLP
           901 East Cary Street
           One James Center
           Richmond, VA  23219
           Attn:  Leslie A. Grandis, Esq.
           Fax:   (804) 775-1061

   (b) if to Suites, prior to the Effective Time, to:

           The Special Committee of the Apple Suites Board of Directors c/o Lisa Kern
           Davenport & Company LLC
           901 East Cary Street
           One James Center
           11th Floor
           Richmond, VA 23219
           Fax: (804) 866-6666

     with a copy to:

           Troutman Sanders LLP
           1111 East Main Street
           Richmond, VA  23219
           Attn:  Elizabeth G. Hester, Esq.
           Fax: (804) 697-1339
     and with a copy to Glade M. Knight, Chief Executive Officer of Suites (at the address set forth below) and, after the Effective Time, to:

           Apple Suites, Inc.
           10 South 3rd Street
           Richmond, VA  23219
           Fax:  (804) 344-8129

     SECTION 9.3 Interpretation. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

     SECTION 9.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

     SECTION 9.5 Entire Agreement; No Third-Party Beneficiaries. This Agreement and the other agreements entered into in connection with the transactions contemplated hereby (a) constitute the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement and, (b) except for the provisions of Article II, Section 5.10, Section 5.11, and Section 5.12 are not intended to confer upon any person other than the parties hereto any rights or remedies.

     SECTION 9.6 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the Commonwealth of Virginia, regardless of the laws that might otherwise govern under applicable principles of conflict of laws thereof.

     SECTION 9.7 Assignment. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned or delegated, in whole or in part, by operation of law or otherwise by any party without the prior written consent of the other party. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

     SECTION 9.8 Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the Commonwealth of Virginia or in any Virginia state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself (without making such submission exclusive) to the personal jurisdiction of any federal court located in the Commonwealth of Virginia or any Virginia state court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court.

     SECTION 9.9 Incorporation. The Suites Disclosure Letter and the Company Disclosure Letter and all Exhibits attached hereto and thereto and referred to herein and therein are hereby incorporated herein and made a part hereof for all purposes as if fully set forth herein.

     SECTION 9.10 Non-Recourse. None of the officers, directors or shareholders of the Company shall be personally bound or have any personal liability hereunder. Suites shall look solely to the assets of the Company for satisfaction of any liability of the Company with respect to this Agreement and any ancillary agreements to which it is a party. Suites will not seek recourse or commence any action against any of the shareholders of the Company or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of the Company or seek recourse against any of their personal assets, for the performance or payment of any obligation of the Company hereunder or thereunder. Neither the officers, directors nor shareholders of Suites shall be personally bound or have any personal liability hereunder, except for the Additional Signatories with respect to the provisions comprising the second sentence of Section 3.1(s). The Company shall look solely to the assets of Suites for satisfaction of any liability of Suites with respect to this Agreement and any ancillary agreements to which it is a party. The Company will not seek recourse or commence any action against any of the shareholders of Suites or any of their personal assets, and will not commence any action for money judgments against any of the directors or officers of Suites or seek recourse against any of their personal assets, for the performance or payment of any obligation of Suites hereunder or thereunder.

                                   Article X

                               Certain Definitions

     SECTION 10.1 Certain Definitions. For purposes of this Agreement:

     An "affiliate" of any person means another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person.

     "Suites Disclosure Letter" means the letter dated October 24, 2002 previously delivered to the Company by Suites disclosing certain information in connection with this Agreement.

     "Company Disclosure Letter" means the letter dated October 24, 2002 previously delivered to Suites by the Company disclosing certain information in connection with this Agreement.

     "Knowledge" where used herein with respect to Suites shall mean the actual knowledge of any of the persons named in Schedule 10 to the Suites Disclosure Letter and where used with respect to the Company shall mean the actual knowledge of any of the persons named in Schedule 10 to the Company Disclosure Letter. "Knowledge" shall not include the "constructive" or deemed knowledge of any such persons, or the existence of facts or circumstances which might constitute "reason to know" by such person or which might lead to the conclusion that such person "should have known" unless, in any such case, such person has actual knowledge of the matter in question.

     "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

     IN WITNESS WHEREOF, the Company, Acquisition Sub and Suites have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                       APPLE HOSPITALITY TWO, INC.


                                       By:      ________________________________
                                       Name: Glade M. Knight
                                       Title: Chief Executive Officer

                                       APPLE SUITES, INC.


                                       By:      ________________________________
                                       Name: Glade M. Knight
                                       Title: Chief Executive Officer

                                       HOSPITALITY ACQUISITION COMPANY

                                       By:      ________________________________
                                       Name: Glade M. Knight
                                       Title: Chief Executive Officer

Additional Signatories:
By executing below, the Additional
Signatories confirm and agree to the
provisions comprising the second sentence of Section 3.1(s).



------------------------------------
Glade M. Knight




------------------------------------
Debra A. Jones




---------------------------------------
Stanley J. Olander, Jr.